                                                                    EXHIBIT 99.1


(NOBLE ENERGY LOGO)                        NEWS RELEASE
                                           CONTACT: Greg Panagos: 281-872-3125
                                           Investor_Relations@nobleenergyinc.com



             NOBLE ENERGY, INC. ANNOUNCES FIRST QUARTER 2003 RESULTS
   Company Reports Strongest Discretionary Cash Flow Since First Quarter 2001

HOUSTON (April 30, 2003) -- Noble Energy, Inc. (NYSE: NBL) today reported first quarter net income of $40.7 million, or 71 cents per share, before the adoption of Statement of Financial Accounting Standards (SFAS) No. 143, "Accounting for Asset Retirement Obligations." The company's reported first quarter 2003 earnings, before the cumulative effect of change in accounting principle, compares to a net loss of $15.1 million, or 26 cents per share, for the same period last year.

On January 1, 2003, the company adopted SFAS No. 143 and recorded a one-time, non-cash after-tax charge of $5.8 million as the cumulative effect of the change in accounting principle. Including the effects of SFAS No. 143, Noble Energy reported net income of $34.9 million, or 61 cents per share.

Discretionary cash flow (see Determination of Discretionary Cash Flow and Reconciliation schedule) for the first quarter 2003 was $176.0 million compared to $91.3 million last year.

The increase in net income and discretionary cash flow versus the first quarter last year primarily reflected higher realized commodity prices. The company's improved financial performance also resulted from the recent start-up of two significant international projects, production from the Cheng Dao Xi (CDX) field in the south Bohai Bay in China and electrical power production in Ecuador. As a result, Noble Energy experienced strong year-on-year improvements across all of its business units.

Realized natural gas prices for the first quarter 2003 were $4.65 per thousand cubic feet (Mcf), more than double last year's $2.31 per Mcf. Realized crude oil prices were $29.43 per barrel (Bbl), an increase of 48 percent compared to $19.83 per Bbl for the first quarter 2002. Realized methanol prices were 66 cents per gallon (Gal) for the first quarter 2003, an increase of 128 percent over 29 cents per Gal for the same period last year.

Charles D. Davidson, the company's Chairman, President and CEO, said, "High commodity prices certainly had a strong positive impact on our first quarter financial performance, leading to our highest reported discretionary cash flow since the first quarter of 2001. More importantly, I'm quite pleased with the progress the company has made operationally. We have completed yet another successful international project with the start up of our Bohai Bay field in January. Meanwhile, our natural gas project in Israel and the expansion in Equatorial Guinea are on track for fourth quarter start-ups. Our domestic drilling and production programs are off to a strong start this year, resulting in growth in domestic production over the fourth quarter of 2002."

Compared to the fourth quarter 2002, overall production volumes for the first quarter 2003 increased over four percent to 101,235 barrels of oil equivalent per day (Boepd) from 96,898 Boepd. Domestic operations had a production increase of one-half percent compared to the fourth quarter 2002. International volumes increased 14 percent compared to the fourth quarter 2002, primarily because of increased crude oil volumes resulting from the start-up of production in China.

First quarter 2003 production volumes declined one percent to 101,235 Boepd from 102,416 Boepd for the same period last year. The decline in volumes was attributable to natural decline rates for domestic natural gas in the Gulf of Mexico and the onshore Gulf Coast region, partially offset by increased international volumes from China, Ecuador and Equatorial Guinea.

Oil and gas operating costs for the three months ending March 31, 2003 were $4.98 per barrel of oil equivalent (BOE) compared to $3.51 per BOE for the same period last year. The quarter-on-quarter increase in per BOE oil and gas operating costs was primarily due to lower production volumes, increased production taxes resulting from higher natural gas and crude oil prices and increased ad valorem taxes. Other miscellaneous cost increases also contributed to higher operating costs.

Depreciation, depletion and amortization also increased to $9.03 per BOE compared to $8.19 per BOE in the first quarter of 2002. The increase was primarily due to the adoption of SFAS No. 143, increased capitalized costs for the expansion projects in Equatorial Guinea and the initial capital carry associated with the company's joint venture with Aspect Energy.

                               DOMESTIC OPERATIONS

Domestic operations reported operating income for the first quarter of $51.0 million, including the $8.9 million pretax charge for the cumulative effect of adopting SFAS No. 143, compared to an operating loss of $13.8 million for the first quarter last year.

Domestic operations benefited from higher realized prices for crude oil and natural gas during the quarter, which increased 44 percent and 117 percent, respectively, compared to the first quarter of 2002. The average domestic realized crude oil price was $26.49 per Bbl compared to $18.37 per Bbl during the first quarter of 2002. The average domestic realized natural gas price was $5.35 per Mcf compared to $2.47 per Mcf last year. These increases were partially offset by a year-on-year decline in production volumes.

Oil and gas operating expense increased $5.2 million compared to the first quarter of 2002, primarily because of increased production taxes associated with higher commodity prices and increased ad valorem taxes.

Two large deepwater Gulf of Mexico projects commenced production during the first quarter. Green Canyon 136 #8 (Shasta), in which Noble Energy has a 25 percent working interest, began production in January and is currently producing
5.5 million cubic feet of natural gas per day (MMcfpd), net to Noble Energy. At Green Canyon 282 (Boris), in which Noble Energy has a 25 percent working interest, Boris #1 began producing February 3 and is currently producing 3,725 barrels of oil per day (Bopd) and 6.0 MMcfpd, net to Noble Energy. Boris #2 is expected to begin production by the middle of the third quarter 2003. Noble Energy expects that production from Boris #1 and Boris #2 will be flow line constrained at 4,500 Bopd and 7.0 MMcfpd, net to the company.

In the traditional Gulf of Mexico shallow shelf, South Timbalier 169 #A-7 (100 percent to Noble Energy) was completed as a discovery well in March 2003. Net to Noble Energy, the well is currently producing at a rate of 8.5 million cubic feet equivalent per day.

Noble Energy's domestic onshore operations were very active during the quarter, drilling 10 exploration and development wells with six successes. The company plans to drill a total of 75 onshore wells in 2003, of which 40 are scheduled for the Gulf Coast area and 35 are scheduled for the Mid-continent and Rocky Mountain areas.

During the first three months of 2003, Noble Energy participated in 13 gross domestic exploration and development wells, of which eight, or 62 percent, were successful.

Compared to the fourth quarter 2002, domestic production volumes increased to 67,727 Boepd from 67,378 Boepd. The increase in production volumes was due to the start-up of Boris #1 and Shasta.

Domestic production volumes declined to 67,727 Boepd in the first quarter of 2003 from 76,527 Boepd last year. The decline in production volumes was primarily due to natural decline rates in the Gulf of Mexico and onshore Gulf Coast region.

In January, Noble Energy announced that the company had begun a process of reviewing and rationalizing its asset portfolio in order to focus on high-quality, core properties with significant upside potential. Subject to board approval, any sales that may occur are expected to be completed by year-end. Current production from the properties considered for sale ranges from 4,000 to 4,500 Bopd and from 26 to 30 MMcfpd, net to Noble Energy. Approximately 70 percent of reserves associated with the properties are crude oil.

                            INTERNATIONAL OPERATIONS

International operations reported record operating income for the first quarter of $36.3 million compared to operating income of $10.7 million in the first quarter last year. First quarter 2003 results reflected a year-on-year increase in production volumes, higher realized commodity prices, income from the Machala power plant in Ecuador and start-up of production in China.

International operations benefited from higher realized prices for crude oil during the quarter, which increased 50 percent compared to the first quarter of 2002. The average international realized crude oil price was $32.26 per Bbl compared to $21.44 per Bbl during the first quarter of 2002. The average international realized natural gas price, excluding Ecuador, decreased eight percent to $1.18 per Mcf, compared to $1.28 per Mcf last year.

First quarter 2003 international production volumes increased 29 percent to 33,508 Boepd from 25,889 Boepd last year. The increase in production volumes was primarily due to the start-up of crude oil production in China and natural gas production in Ecuador. Additional natural gas and condensate production in Equatorial Guinea also contributed to increased volumes.

Equatorial Guinea

Total operating income in Equatorial Guinea, which includes results from field operations and methanol, for the first quarter of 2003 was $24.0 million compared to $6.5 million last year. Operating income from Equatorial Guinea was the country's highest since methanol operations began in May 2001.

Liquid petroleum gas (LPG), natural gas and condensate sales accounted for $11.3 million, or 47 percent, of operating income from Equatorial Guinea. First quarter 2003 production volumes averaged 13,496 Boepd, a 19 percent increase over last year. The average realized price for liquids during the first quarter was $30.01 per Bbl compared to $20.99 per Bbl for the same period last year. Natural gas was sold to the Atlantic Methanol Production Company (AMPCO) at a price of 25 cents per Mcf.

AMPCO, an unconsolidated subsidiary in which the company owns a 45 percent interest, produced $12.7 million of operating income net to Noble Energy's interest. AMPCO results are reported as income from unconsolidated subsidiaries. First quarter realized methanol prices averaged 66 cents per Gal compared to 29 cents per Gal last year. The company's share of AMPCO methanol sales volumes was
34.5 million Gal, an increase of 12 percent compared to 30.9 million Gal for the first quarter of 2002.

North Sea

In the North Sea, operating income for the first quarter of 2003 doubled to $15.4 million compared to $7.6 million last year. The quarter-on-quarter improvement reflects higher commodity prices and lower exploration expense, partially offset by lower crude oil and natural gas volumes and higher depreciation, depletion and amortization.

North Sea production for the first quarter of 2003 was 10,189 Boepd compared to 11,398 Boepd last year, reflecting natural field decline.

Other International

Other international includes operating results from Argentina, China, Ecuador, Israel and Vietnam.

Noble Energy's Machala power plant contributed $5.7 million of operating income during the first quarter 2003. During the quarter, 223,206 megawatts (MW) were produced at an average sales price of 8.7 cents per kilowatt hour (Kwh). For the first quarter 2003, Noble Energy produced 25.7 MMcfpd of natural gas from the Amistad field at an average price of $3.97 per Mcf.

During the first four months of 2003, both of the plant's transformers failed while under warranty. Both transformers have been replaced.

In south Bohai Bay offshore China, production commenced from the CDX field on January 13, 2003. Initial production, net to Noble Energy, was 3,400 Bopd from three wells. Production is currently 4,100 Bopd, net to Noble Energy. The company expects production volumes to continue to increase gradually as wells and facility operations are optimized. Noble Energy has a 57 percent working interest in this project.

During the first quarter 2003, the company recorded a $10.3 million pretax exploration charge for the Huizhou 9-2-1 well in the Pearl River Mouth Basin of the South China Sea. Huizhou 9-2-1 was a crude oil discovery made in 2001; however, follow up wells did not result in sufficient hydrocarbons to merit commercial development.

Noble Energy is one of the nation's leading independent energy companies and operates throughout major basins in the United States including the Gulf of Mexico, as well as internationally, in Argentina, China, Ecuador, Equatorial Guinea, the Mediterranean Sea, the North Sea and Vietnam. Noble Energy markets natural gas and crude oil through its subsidiary, Noble Energy Marketing, Inc.


This news release may include projections and other "forward-looking statements" within the meaning of the federal securities laws. Any such projections or statements reflect Noble Energy's current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, the volatility in commodity prices for oil and gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other action, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy's business that are detailed in its Securities and Exchange Commission filings.

                                      -xxx-

                       NOBLE ENERGY, INC. AND SUBSIDIARIES
                         CONSOLIDATED SUMMARY OF RESULTS
                  (Unaudited) (In thousands, except per share)

                                                       Three Months Ended
                                                 ------------------------------
                                                  3/31/2003         3/31/2002
                                                 ------------      ------------
REVENUES
Oil and Gas Sales and Royalties                  $    248,495      $    146,072
Gathering, Marketing and Processing                    17,900            14,781
Electricity Sales                                      19,325
Income (Loss) From Unconsol. Subs                      12,732              (425)
Other Income                                              169             3,007
                                                 ------------      ------------

                                                      298,621           163,435
                                                 ------------      ------------
COST AND EXPENSES
Oil and Gas Operations                                 45,366            32,375
Transportation                                          3,539             4,773
Oil and Gas Exploration                                35,402            36,405
Gathering, Marketing and Processing                    18,444            13,085
Electricity Generation                                 13,586
Depreciation, Depletion and
    Amortization                                       82,276            75,502
Selling, General and Administrative                    13,629            11,323
Interest Expense                                       17,790            15,419
Interest Capitalized                                   (1,930)           (4,351)
                                                 ------------      ------------
                                                      228,102           184,531
                                                 ------------      ------------

INCOME (LOSS) BEFORE INCOME TAXES                      70,519           (21,096)

INCOME TAX PROVISION (BENEFIT)
Current                                                24,698            (4,438)
Deferred                                                5,125            (1,560)
                                                 ------------      ------------
                                                       29,823            (5,998)
                                                 ------------      ------------
INCOME (LOSS) BEFORE CUMULATIVE EFFECT
  OF CHANGE IN ACCOUNTING PRINCIPLE                    40,696           (15,098)

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
  PRINCIPLE, NET OF TAX                                (5,839)
                                                 ------------      ------------

NET INCOME (LOSS)                                $     34,857      $    (15,098)
                                                 ============      ============

INCOME (LOSS) PER SHARE BEFORE CUMULATIVE
  EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE       $       0.71      $      (0.26)

INCOME (LOSS) PER SHARE FROM CUMULATIVE
  EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE              (0.10)
                                                 ------------      ------------

NET INCOME (LOSS) PER SHARE                      $       0.61      $      (0.26)
                                                 ============      ============

AVERAGE SHARES OUTSTANDING                             57,376            57,014

                       NOBLE ENERGY, INC. AND SUBSIDIARIES
           DETERMINATION OF DISCRETIONARY CASH FLOW AND RECONCILIATION
                           (Unaudited) (In thousands)

                                                                 Three Months Ended
                                                            ------------------------------
                                                              03-31-03          03-31-02
                                                            ------------      ------------

Net Income (Loss)                                           $     34,857      $    (15,098)
Depreciation, Depletion and
   Amortization (DD&A)                                            82,276            75,502
Power Project DD&A                                                 7,565
Oil and Gas Exploration                                           35,402            36,405
Interest Capitalized                                              (1,930)           (4,351)
Undistributed (Earnings) Loss From Unconsol. Subs.               (12,732)              425
Distribution From Unconsol. Subs.                                 12,375
Change in Accounting Principle                                     5,839
Allowance for Doubtful Accounts                                    4,936
Deferred Income Tax Provision (Benefit)                            5,125            (1,560)
Accretion of Interest Expense - FAS 143                            2,333
                                                            ------------      ------------

DISCRETIONARY CASH FLOW *                                   $    176,046      $     91,323

Adjustments to Reconcile:
   Working Capital                                          $     (6,741)     $    (22,034)
   Cash Exploration Costs                                         (9,286)           (9,585)
   Capitalized Interest                                            1,930             4,351
   Deferred Tax, Misc. Credits and Other                          (3,576)           10,116
                                                            ------------      ------------

Net Cash Provided by Operating Activities                   $    158,373      $     74,171
                                                            ============      ============

* The table above reconciles discretionary cash flow to net cash provided by operating activities. While discretionary cash flow is not a GAAP measure of financial performance, management believes it is a good tool for internal use and the investment community in evaluating the company's overall financial performance. Among management, professional research analysts, portfolio managers and investors following the oil and gas industry, discretionary cash flow is broadly used as an indicator of a company's ability to fund exploration and production activities and meet financial obligations. Discretionary cash flow is also commonly used as a basis to value and compare companies in the oil and gas industry.


                      CONSOLIDATED CONDENSED BALANCE SHEET
                           (Unaudited) (In thousands)

                                                   03-31-03          12-31-02
                                                 ------------      ------------
ASSETS
   Current Assets                                $    423,474      $    310,374
                                                 ------------      ------------
   Property, Plant and Equipment                    4,531,729         4,334,015
   Less: Accumulated Depreciation                  (2,288,420)       (2,194,230)
                                                 ------------      ------------
                                                    2,243,309         2,139,785
   Investment In Unconsol. Subs                       235,978           234,668
   Other                                               52,457            45,188
                                                 ------------      ------------

                                                 $  2,955,218      $  2,730,015
                                                 ============      ============

LIABILITIES AND SHAREHOLDERS' EQUITY
   Current Liabilities                           $    571,824      $    471,754
   Long-term Debt                                     958,450           977,116
   Deferred Income Taxes,
       Other Deferred Credits and
       Noncurrent Liabilities                         393,390           271,759
   Shareholders' Equity                             1,031,554         1,009,386
                                                 ------------      ------------

                                                 $  2,955,218      $  2,730,015
                                                 ============      ============

                               NOBLE ENERGY, INC.
                           INCOME BEFORE INCOME TAXES
                       (Unaudited) (Dollars in thousands)

                           THREE MONTHS ENDED 03/31/03

                                                                                   EQUATORIAL        OTHER         CORPORATE
                                     CONSOLIDATED     DOMESTIC       NORTH SEA       GUINEA     INTERNATIONAL[1]  AND OTHER[2]
                                     ------------    -----------    -----------    -----------  ----------------  ------------

REVENUES
       Oil Sales                      $   100,003    $    44,177    $    23,599    $    16,900    $    15,327
       Gas Sales [3]                      148,492        142,146          5,349            970             27
       Gathering, Marketing and
            Processing Revenue             17,900                                                                     17,900
       Electricity Sales                   19,325                                                      19,325
       Income from Unconsolidated
           Subsidiaries                    12,732                                       12,732
       Other                                  169         (1,029)           (23)                         (162)         1,383
                                      -----------    -----------    -----------    -----------    -----------    -----------
         Total Revenues                   298,621        185,294         28,925         30,602         34,517         19,283

COSTS AND EXPENSES
       Oil and Gas Operations              45,366         31,982          2,935          4,285          4,829          1,335
       Transportation                       3,539                         2,268                         1,271
       Oil and Gas Exploration             35,402         21,221            605             46         13,040            490
       Gathering, Marketing and
            Processing Expense             18,444                                                                     18,444
       Electricity Generation              13,586                                                      13,586
       DD&A                                82,276         67,878          7,727          2,175          4,038            458
       SG&A                                13,629          4,188                            60            840          8,541
       Interest Expense (net)              15,860                                                                     15,860
                                      -----------    -----------    -----------    -----------    -----------    -----------
         Total Costs and Expenses         228,102        125,269         13,535          6,566         37,604         45,128

OPERATING INCOME (LOSS)               $    70,519    $    60,025    $    15,390    $    24,036    $    (3,087)   $   (25,845)

       Cumulative Effect of SFAS         1438,983          8,983
                                      -----------    -----------    -----------    -----------    -----------    -----------

OPERATING INCOME AFTER
   CUMULATIVE EFFECT                  $    61,536    $    51,042    $    15,390    $    24,036    $    (3,087)   $   (25,845)
                                      ===========    ===========    ===========    ===========    ===========    ===========

    KEY STATISTICS:
       DAILY PRODUCTION
          Liquids (Bbl)                    37,757         18,528          7,594          6,257          5,378
          Natural Gas (Mcf)               380,868        295,192         15,572         43,436         26,668

       AVERAGE REALIZED PRICE
          Liquids                     $     29.43    $     26.49    $     34.53    $     30.01    $     31.66
          Natural Gas                 $      4.65    $      5.35    $      3.82    $      0.25    $      0.32

                           THREE MONTHS ENDED 03/31/02

                                                                                   EQUATORIAL        OTHER         CORPORATE
                                     CONSOLIDATED     DOMESTIC       NORTH SEA       GUINEA     INTERNATIONAL[1]  AND OTHER[2]
                                     ------------    -----------    -----------    -----------  ----------------  ------------

REVENUES
       Oil Sales                      $    61,362    $    29,818    $    15,877    $     9,552    $     6,090    $        25
       Gas Sales                           84,710         78,924          5,720            825             66           (825)
       Gathering, Marketing and
            Processing Revenue             14,781                                                                     14,781
       Electricity Sales
       Income from Unconsolidated
          Subsidiaries                       (425)                                        (425)
       Other                                3,007          2,947            127              1             25            (93)
                                      -----------    -----------    -----------    -----------    -----------    -----------
         Total Revenues                   163,435        111,689         21,724          9,953          6,181         13,888

COSTS AND EXPENSES
       Oil and Gas Operations              32,375         26,790          2,355          2,095          1,151            (16)
       Transportation                       4,773                         2,449                         2,324
       Oil and Gas Exploration             36,405         29,762          2,178             36          3,430            999
       Gathering, Marketing and
            Processing Expense             13,085                                                                     13,085
       Electricity Generation
       DD&A                                75,502         64,135          7,191          1,144          2,452            580
       SG&A                                11,323          4,765            (35)           204            192          6,197
       Interest Expense (net)              11,068                                                                     11,068
                                      -----------    -----------    -----------    -----------    -----------    -----------
         Total Costs and Expenses         184,531        125,452         14,138          3,479          9,549         31,913

OPERATING INCOME (LOSS)               $   (21,096)   $   (13,763)   $     7,586    $     6,474    $    (3,368)   $   (18,025)
                                      ===========    ===========    ===========    ===========    ===========    ===========

    KEY STATISTICS:
       DAILY PRODUCTION
          Liquids (Bbl)                    34,381         18,053          8,235          5,056          3,037
          Natural Gas (Mcf)               408,209        350,843         18,975         37,538            853

       AVERAGE REALIZED PRICE
          Liquids                     $     19.83    $     18.37    $     21.42    $     20.99    $     22.27
          Natural Gas                 $      2.31    $      2.47    $      3.35    $      0.24    $      0.86

                            AMPCO METHANOL OPERATIONS
                       (Unaudited) (Dollars in thousands)

                                                  Three Months Ended
                                             -----------------------------
                                              3/31/2003        3/31/2002
                                             ------------     ------------
REVENUES
      Methanol Sales                         $     22,595     $      8,835
      Sales of Purchased Methanol                   2,058
      Other                                         1,635            1,100
                                             ------------     ------------
        Total Revenues                             26,288            9,935

COSTS AND EXPENSES
      Cost of Goods Manufactured                    8,577            7,533
      Cost of Purchased Methanol                    2,016
      DD&A                                          2,408            2,412
      SG&A                                            555              416
                                             ------------     ------------
        Total Costs and Expenses                   13,556           10,361

INCOME/(LOSS) FROM UNCONS. SUBS              $     12,732     $       (426)
                                             ============     ============

   Methanol Sales (MGal)                           34,486           30,941
   Average Realized Price ($/Gal)            $       0.66     $       0.29


                            ECUADOR POWER OPERATIONS
                       (Unaudited) (Dollars in thousands)

                                                  Three Months Ended
                                             -----------------------------
                                              3/31/2003        3/31/2002
                                             ------------     ------------
REVENUES
      Power Sales                            $     17,495     $         --
      Capacity Charge                               1,830
      Other                                                             16
                                             ------------     ------------
        Total Revenues                             19,325               16

COSTS AND EXPENSES
   Field
      Lease Operating                                 639
      DD&A                                          6,725               31
      SG&A                                            543
      Interest                                                        (882)
   Plant
      Fuel                                          4,059
      Non-Fuel                                        779
      Depreciation                                    841               12
      Interest                                                      (1,044)
                                             ------------     ------------
        Total Costs and Expenses                   13,586           (1,883)
                                             ------------     ------------

OPERATING INCOME                             $      5,739     $      1,899
                                             ============     ============

   Natural Gas Production (Mcfpd) [3]              25,733
   Average Natural Gas Price                 $       3.97

   Power Production - Total MW                    223,206
   Average Power Price ($/Kwh)               $      0.087

----------

[1] Other international includes operations in Argentina, China, Ecuador, Israel and Vietnam.

[2] Corporate and Other includes corporate overhead, intercompany eliminations and marketing.

[3] Ecuador natural gas volumes are included in Other International and Consolidated production, but are not included in natural gas sales revenue for either. Because the gas-to-power project in Ecuador is 100 percent owned by Noble Energy, intercompany natural gas sales are eliminated for accounting purposes.